Exhibit 99.1

Toreador Resources Corporation
9 rue Scribe
75009 Paris France

33 1 47 03 34 24
Fax 33 1 47 03 33 71

NEWS RELEASE

TOREADOR ANNOUNCES CLOSING OF TRANSACTION WITH TIWAY OIL

PARIS, FRANCE — (October 7, 2009) — Toreador Resources Corporation (NASDAQ:TRGL) today announced it has completed its sale of Toreador Turkey Ltd. to Tiway Oil (“Tiway”), a private Norwegian energy company, as announced on October 1, 2009, for a total consideration of US$10.6 million paid at closing plus exploration success payments of up to $40 million plus contingent future net profit payments.  The transaction results in a financial gain of approximately $21.2 million, which will be recorded in the third quarter of 2009.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of crude oil. The company holds interests in developed and undeveloped oil properties in France.  More information about Toreador may be found at the company’s web site, www.toreador.net.

Forward Looking Statements

Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Toreador’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds,  the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

CONTACT:

Shirley Z. Anderson

Toreador Resources Corporation

+1 (469) 364-8531

sanderson@toreador.net